Exhibit 10.27
GROUP 1 AUTOMOTIVE, INC. 2014 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK GRANT NOTICE
Pursuant to the terms and conditions of the Group 1 Automotive, Inc. 2014 Long-Term Incentive Plan, as amended from time to time (the “Plan”), Group 1 Automotive, Inc., a Delaware corporation (the “Company”) hereby grants to the individual listed below (“you” or the “Employee”) the number of shares of restricted common stock of the Company (the “Restricted Shares”) set forth below. This award of Restricted Shares (this “Award”) is subject to the terms and conditions set forth herein within this Restricted Stock Grant Notice (the “Grant Notice”) and in the Restricted Stock Agreement attached hereto as Exhibit A (together with the Grant Notice, the “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Employee:	_____________________
Employee I.D.:	_____________________
Grant Type:	_____________________
Date of Grant:	_____________________
Total Number of Restricted Shares:	_____________________
Vesting Schedule:	Except as expressly provided in Section 2 of the Agreement, the Plan and the other terms and conditions set forth herein, this Award shall vest according to the following schedule, so long as you remain continuously employed by the Company or an Affiliate from the Date of Grant through each vesting date set forth below:

Vesting Date	Portion of Restricted Shares that Vest
First Anniversary of Date of Grant	33% of the total number of Restricted Shares
Second Anniversary of Date of Grant	33% of the total number of Restricted Shares
Third Anniversary of Date of Grant	34% of the total number of Restricted Shares
You agree to be bound by the terms and conditions of the Plan and the Agreement including future amendments thereto, if any. You acknowledge that you have reviewed the Agreement and the Plan in their entirety and fully understand all provisions of the Agreement and the Plan. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Company regarding any questions or determinations that arise under the Agreement or the Plan. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Acceptance of this Award will be via electronic signature on netbenefits.fidelity.com.
[Remainder of Page Intentionally Left Blank]

Exhibit 10.27
EXHIBIT A
RESTRICTED STOCK AGREEMENT
THIS RESTRICTED STOCK AGREEMENT (together with the Grant Notice to which this Agreement is attached, this “Agreement”) is effective as of the Date of Grant noted within the Grant Notice, between GROUP 1 AUTOMOTIVE, INC., a Delaware corporation (the “Company”), and the employee set forth on the Grant Notice (“Employee”).
1.Award. Pursuant to the GROUP 1 AUTOMOTIVE, INC. 2014 LONG TERM INCENTIVE PLAN (the “Plan”), the number of shares (the “Restricted Shares”) of the Company’s common stock set forth in the Grant Notice shall be issued as hereinafter provided in Employee’s name, subject to certain restrictions thereon, in consideration of the services to be rendered by the Employee to the Company. The Restricted Shares shall be issued upon satisfaction of the conditions of this Agreement. Employee hereby specifically agrees to comply with the Additional Employee Obligations (defined below), if and when applicable. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used but not defined herein shall have the meanings attributed to such terms in the Plan.
2.Restricted Shares. Employee hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:
(a)Forfeiture Restrictions. The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined), and in the event of termination of Employee’s employment with the Company for any reason other than a Qualified Retirement (as hereinafter defined), death or Disability (as hereinafter defined), Employee shall, for no consideration, forfeit to the Company all Restricted Shares to the extent then subject to the Forfeiture Restrictions. In the case of a Qualified Retirement, Employee shall, for no consideration, forfeit to the Company (y) all Restricted Shares to the extent subject to the forfeiture restrictions on the date of such termination if Employee fails to comply with the Additional Employee Obligations continuously from the date of the termination of Employee’s employment as a result of a Qualified Retirement until the Compliance Expiration Date (as hereinafter defined) and (z) as of the date of such Qualified Retirement, Restricted Shares granted to Employee less than six months prior to (or any time after) the earlier to occur of (1) the date Employee provides notification of his or her intent to terminate his or her employment due to Qualified Retirement or (2) the date of such Qualified Retirement. The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of employment, or thereafter in the case of non-compliance with the Additional Employee Obligations following termination of employment as a result of a Qualified Retirement, are herein referred to as the “Forfeiture Restrictions.”
(b)Lapse of Forfeiture Restrictions. The Forfeiture Restrictions shall lapse as to the Restricted Shares in accordance with the schedule set forth on the Grant Notice, provided that Employee has been continuously employed by the Company from the date of this Agreement through the lapse date set forth on the Grant Notice. Notwithstanding the foregoing, the Forfeiture Restrictions shall lapse as to all of the Restricted Shares then subject to the Forfeiture Restrictions on the date Employee’s employment with the Company is terminated by reason of death or Disability. Further notwithstanding the foregoing, in the event that Employee’s employment with the Company terminates as a result of a Qualified Retirement, all of the Restricted Shares that are then subject to the Forfeiture Restrictions shall remain subject to forfeiture under this Agreement until the Compliance Expiration Date and, upon the Compliance Expiration Date, provided that Employee has complied with the Additional Employee Obligations continuously from the date of the termination of his employment with the Company as a result of such Qualified Retirement until the Compliance Expiration Date, the Forfeiture Restrictions shall lapse as to all of the Restricted Shares then subject to the Forfeiture Restrictions (which, for purposes of clarity, shall not include Restricted Shares granted to Employee less than six months prior to (or any time after) the earlier to occur of (1) the date Employee provides notification of his or her intent to terminate his or her employment due to Qualified Retirement or (2) the date of such Qualified Retirement, which Restricted Shares shall be forfeited upon the Qualified Retirement).
(c)Certificates. A certificate evidencing the Restricted Shares shall be issued by the Company in Employee’s name, pursuant to which Employee shall have all of the rights of a stockholder of the Company with respect to the Restricted Shares, including, without limitation, voting rights and the right to receive dividends (provided, however, that dividends paid in shares of the Company’s stock shall be subject to the Forfeiture Restrictions and provided further that dividends that are paid other than in shares of the Company’s stock shall be paid no later than the end of the calendar year in which the dividend for

Exhibit 10.27
such class of stock is paid to stockholders of such class or, if later, the 15th day of the third month following the date the dividend is paid to stockholders of such class of stock). Employee may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired and a breach of the terms of this Agreement shall cause a forfeiture of the Restricted Shares. The certificate shall be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Committee as a depository for safekeeping until the forfeiture of such Restricted Shares occurs or the Forfeiture Restrictions lapse pursuant to the terms of the Plan and this award. On the date of this Agreement, Employee shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause a new certificate or certificates to be issued without legend (except for any legend required pursuant to applicable securities laws or any other agreement to which Employee is a party) in the name of Employee in exchange for the certificate evidencing the Restricted Shares. However, the Company, in its sole discretion, may elect to deliver the certificate either in certificate form or electronically to a brokerage account established for Employee’s benefit at a brokerage/financial institution selected by the Company. Employee agrees to complete and sign any documents and take additional action that the Company may request to enable it to deliver the shares on Employee’s behalf.
(d)Corporate Acts. The existence of the Restricted Shares shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding. The prohibitions of Section 2(a) hereof shall not apply to the transfer of Restricted Shares pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefor shall also become subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original Restricted Shares for all purposes of this Agreement and the certificates representing such stock, securities or other property shall be legended to show such restrictions.
(e)Definitions. For purposes of this Agreement, the following capitalized words and terms shall have the meanings indicated below:
(i)"Additional Employee Obligations” shall mean those obligations of Employee to the Company and its Affiliates that apply during or after Employee’s employment by the Company as attached hereto in Annex A and incorporated herein by reference as a part of this Agreement.
(ii)“Affiliate” shall have the meaning set forth in the Plan.
(iii)“Board” shall mean the Board of Directors of the Company.
(iv)“Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.
(v)“Committee” shall mean the committee of the Board that is selected by the Board to administer the Plan as provided in Paragraph IV(a) of the Plan.
(vi)“Compliance Expiration Date” shall mean the date that is two years following the effective date of the termination of Employee’s employment with the Company or, if earlier, the date of Employee’s death or Disability after a Qualified Retirement.
(vii)“Disability” shall mean that Employee has become disabled within the meaning of section 409A(a)(2)(C) of the Code and applicable administrative authority thereunder.
(viii)“Qualified Retirement” shall mean the termination of Employee’s employment with the Company on a date that is on or after Employee’s attainment of age 63 and following the date on which the sum of the Employee’s age and years of Service equals or exceeds 70, and so long as the Employee has completed, in the aggregate, five (5) years of Service.
(ix)“Service” shall mean the years of service credited to Employee for vesting purposes under the Group 1 Automotive Inc. 401(k) Savings Plan, as amended from time to time.

Exhibit 10.27
3.Withholding of Tax/Tax Election. To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions results in compensation income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations or make such other arrangements to satisfy such withholding obligation as the Company, in its sole discretion, may approve. In addition, the Company may withhold unrestricted shares of stock of the Company (valued at their fair market value on the date of withholding of such shares) otherwise to be issued upon the lapse of the Forfeiture Restrictions to satisfy its withholding obligations. If Employee makes the election authorized by section 83(b) of the Code in connection with the award of the Restricted Shares, Employee shall submit to the Company a copy of the statement filed by Employee to make such election.
4.Status of Stock. Employee agrees that the Restricted Shares issued under this Agreement will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable securities laws, whether federal, state or applicable non-U.S. law or the Company’s Code of Conduct. Employee also agrees that (a) the certificates representing the Restricted Shares may bear such legend or legends as the Committee deems appropriate in order to reflect the Forfeiture Restrictions and to assure compliance with applicable securities laws, (b) the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would constitute a violation of the Forfeiture Restrictions or, in the opinion of counsel satisfactory to the Company, of any applicable securities law and (c) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares. The Company (or to such other depository as may be designated pursuant to Section 2(c) above) shall hold the Restricted Shares (and the related stock powers) pursuant to the terms of this Agreement until such time as (y) a certificate or certificates for the Restricted Shares are delivered to Employee free of restrictions (which, for purposes of clarity in the event of a Qualified Retirement, shall not be prior to the Compliance Expiration Date provided that Employee has complied with the Additional Employee Obligations continuously from the date of the termination of his employment with the Company as a result of a Qualified Retirement until the Compliance Expiration Date), or (z) the Restricted Shares are canceled and forfeited pursuant to this Agreement.
5.Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee or a consultant of either the Company, a parent or subsidiary corporation (as defined in section 424 of the Code) of the Company, or any successor corporation. Nothing in the adoption of the Plan, nor the award of the Restricted Shares thereunder pursuant to this Agreement, shall confer upon Employee the right to continued employment or engagement as a consultant by the Company or affect in any way the right of the Company to terminate such employment or consulting relationship at any time, subject to applicable law. Unless otherwise provided in a written employment or consulting agreement or by applicable law, Employee’s employment or engagement as a consultant by the Company shall be on an at-will basis, and the employment and/or consulting relationship may be terminated at any time by either Employee or the Company for any reason whatsoever or no reason at all, with or without cause, subject to applicable law. Any question as to whether and when there has been a termination of such employment and/or consulting relationship, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.
6.Notices. Any notices or other communications provided for in this Agreement must be provided in writing. In the case of Employee, such notices or communications shall be effectively delivered if hand-delivered to Employee at his principal place of employment or if sent by registered or certified mail to Employee at the last address Employee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal offices.
7.Entire Agreement; Amendment. This Agreement and the documents incorporated by reference, including, but not limited to, the documents referenced in Section 2(a)(i) above, herein replace and merge all previous agreements and discussions relating to the same or similar subject matters between Employee and the Company and constitute the entire agreement between Employee and the Company with respect to the subject matters of this Agreement; provided, however, that the vesting terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company and Employee that provides for accelerated vesting of the Restricted Shares upon or after termination of employment. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matters hereof are hereby null and void and of no further force and effect. Any modification of this Agreement shall be effective only if it is in writing and signed by both Employee and an authorized officer of the Company.
8.Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

Exhibit 10.27
9.Forfeiture (“Clawback”) Policy. Notwithstanding any other provision of this Agreement to the contrary, any Restricted Shares granted and/or shares issued hereunder, hereunder are subject to recovery under any law, government regulation, or applicable stock exchange listing and are subject to any written clawback policies that the Company has adopted or may adopt either prior to or following the effective date of this Agreement, whether required pursuant to or related to any applicable law, government regulation, or stock exchange listing. Any such clawback policy may subject your Restricted Shares and amounts paid or realized with respect to your Restricted Shares to reduction, cancelation, forfeiture, or recoupment if certain specified events occur, including but not limited to an accounting restatement, or other events or wrongful conduct specified in any such clawback policy. The Company will make any determination for reduction, cancelation, forfeiture, or recoupment in its sole discretion and in accordance with any applicable law or regulation.
10.Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

Exhibit 10.27
ANNEX A

CONFIDENTIAL INFORMATION, NON-COMPETITION AND NON-SOLICITATION
1.Defined Terms; Employment Relationship. Capitalized terms used in this Annex A that are not defined in this Annex A shall have the meanings assigned to such terms in the Restricted Stock Agreement to which this Annex A is attached (the “Restricted Stock Agreement”). For purposes of this Annex A, Employee shall be considered to be in the employment of the Company as provided in Section 5 of the Restricted Stock Agreement.
As used herein, the following terms shall have the following meanings:
(a)“Business” means the business of auto retailing (whether public or private), automobile dealership consolidation and any other business that is the same as, or competitive with, the business in which Employee was engaged during Employee’s employment by the Company and its Affiliates. Notwithstanding the foregoing, the “Business” shall not include automotive manufacturing or any business in which the Company and its Affiliates have permanently refrained from engaging.
(b)“Restricted Area” means the geographic area within a 50-mile radius of any automotive dealership in which the Company or an Affiliate has an ownership interest as of the date of the termination of Employee’s employment by the Company, which such area includes, without limitation, the Louisiana parishes listed on Annex A-1; provided, however, that the Restricted Area shall not include any area within the State of California.
2.Protection of Confidential Information. Except as required by law, Employee promises that Employee will not, at any time during or after Employee’s employment by the Company, make any unauthorized disclosure of any confidential information or trade secrets of the Company or its Affiliates, or make any use thereof, except in the carrying out of Employee’s responsibilities on behalf of the Company and its Affiliates. Employee also agrees to preserve and protect the confidentiality of confidential information and trade secrets belonging to third parties, such as customers, suppliers, partners, and joint venturers of the Company and its Affiliates to the same extent, and on the same basis, as the Company’s and its Affiliates’ confidential information and trade secrets.
3.Non-Competition; Non-Solicitation. As an express incentive for the Company to enter into the Restricted Stock Agreement, and in order to protect the Company’s and its Affiliates’ confidential information, goodwill and legitimate business interests, Employee expressly acknowledges and agrees that, until the Compliance Expiration Date, Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of others:
(a)within the Restricted Area, engage or carry on in the Business (other than on behalf of the Company or its Affiliates); for purposes of this Section 3(a), employee acknowledges that the following constitute non-exclusive examples of engaging or carrying on in the Business, in violation of this agreement: rendering advice or services to, or otherwise assisting, any other person, association or entity that is engaged in, or planning to engage in, the Business in such a manner that Employee performs duties or services that are the same or similar to those duties or services that Employee performed on behalf of the Company and its Affiliates;
(b)within the Restricted Area, solicit or attempt to solicit the business of any customer or client of the Company or its Affiliates with whom or which Employee has had any material business dealings during Employee’s employment by the Company and its Affiliates for the furtherance of, or on behalf of, a competitive business or a competitive activity; and
(c)encourage or induce any current or former employee of the Company or any of its Affiliates to leave the employment of the Company or any of its Affiliates or offer employment, retain, hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with the Company or any of its Affiliates; provided, however, that nothing in this subsection (c) shall prohibit Employee from offering employment to any prior employee of the Company or any of its Affiliates who was not employed by the Company or any of its Affiliates at any time in the twelve (12) months prior to the termination of Employee’s employment by the Company.
Notwithstanding the foregoing, the provisions of Sections 3(a) and 3(b) above will not apply in that portion of the Restricted Area, if any, located within the State of Oklahoma. Instead, Employee agrees that, within that portion of the Restricted Area that is located within the State of Oklahoma, in addition to the restrictions set forth in Section 3(c) above, Employee shall not directly or indirectly solicit the sale of goods, services or a combination of goods and services from the established customers of the Company and its Affiliates. In addition, the provisions of Sections

Exhibit 10.27
3(a) and 3(b) above shall not apply following Employee’s termination of employment with the Company if such termination does not constitute a Qualified Retirement.
4.Employee’s Acknowledgements. Employee acknowledges and agrees that, during the course of Employee’s employment with the Company, Employee has been provided with the Company’s and its Affiliates’ confidential information and become associated with the Company’s and its Affiliates’ goodwill. Employee further acknowledges and agrees that, as a consequence of Employee’s continued employment and entry into the Restricted Stock Agreement, Employee will receive benefits to which Employee was not otherwise entitled and will be provided with, and have access to, additional confidential information of the Company and its Affiliates and become further associated with, and will further build, customer relationships and the Company’s and its Affiliates’ goodwill. Employee acknowledges and agrees that the provisions of this Annex A are no greater than necessary to protect the Company’s and its Affiliates’ legitimate business interests, including the protection of their confidential information, customer relationships and goodwill; the provisions of this Annex A create no undue hardship on Employee; and Employee is receiving sufficient consideration in exchange for Employee’s entry into this agreement. Employee further acknowledges and agrees that the restrictions set forth in this Annex A are reasonable and that Employee has had, or will have, responsibilities with regard to, and has received or will receive, confidential information about, the Business operated by the Company and its Affiliates throughout the Restricted Area.
5.Reformation. Notwithstanding the Employee’s acknowledgements in Section 4 above, if any of the restrictions hereunder are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, Employee and the Company intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, Employee and the Company intend to make this provision enforceable under the law or laws of all applicable states and other jurisdictions so that the entire agreement not to compete and this Annex A as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

Exhibit 10.27
ANNEX A-1

LOUISIANA PARISHES
[Select which of the following parishes are within, or reasonably expected to be within, the 50-mile radius described above]
[Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson David, La Salle, Lafayette, Lafourche, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John the Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermillion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, Winn.]

Exhibit 10.27
GROUP 1 AUTOMOTIVE, INC.
2014 LONG TERM INCENTIVE PLAN
APPENDIX TO RESTRICTED STOCK AGREEMENT
ADDITIONAL TERMS AND CONDITIONS
FOR INTERNATIONAL EMPLOYEES
TERMS AND CONDITIONS
This Appendix, which is part of the Agreement, contains additional terms and conditions that govern the Restricted Shares granted to the Employee under the Plan if he or she resides outside the United States. The terms and conditions in Part A of this Appendix apply to all Employees outside the United States. The country-specific terms and conditions and/or notifications in Part B of this Appendix will also apply to the Employee if he or she resides in one of the countries listed below. Unless otherwise defined, capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.
NOTIFICATIONS
This Appendix also includes information regarding exchange controls and certain other issues of which the Employee should be aware with respect to participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of June 2014. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Employee not rely on the information in this Appendix as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time that the Employee vests in the Restricted Shares or sell shares of common stock acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Employee’s particular situation, and the Company is not in a position to assure the Employee of a particular result. Accordingly, the Employee is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to the Employee’s situation.
Finally, if the Employee is a citizen or resident, or is considered a resident, of a country other than the one in which he or she is currently working, or transferred employment after the Restricted Shares were granted to him or her, the information contained herein may not be applicable. In addition, the Company shall, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to you under these circumstances.
A.ALL NON-U.S. COUNTRIES ADDITIONAL TERMS AND CONDITIONS
The following additional terms and conditions will apply to the Employee if he or she resides in any country outside the United States.
Responsibility for Taxes. The following section replaces Section 3 of the Agreement in its entirety:
The Employee acknowledges that, regardless of any action taken by the Company or, if different, the Employee’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Employee’s participation in the Plan and legally applicable to the Employee (“Tax-Related Items”) is and remains the Employee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Employee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Shares, including, but not limited to, the grant or vesting of the Restricted Shares, the subsequent sale of shares of common stock acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Shares to reduce or eliminate the Employee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Employee is subject to Tax-Related Items in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, the Employee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
    1

Exhibit 10.27
Prior to any relevant taxable or tax withholding event, as applicable, the Employee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Employee authorizes the Company and/or the Employer to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following methods: (i) requiring payment by the Employee to the Company, on demand, by cash, check or other method of payment as may be determined acceptable by the Company; (ii) withholding from the Employee’s wages or other cash compensation paid to the Employee by the Company and/or the Employer; (iii) withholding from proceeds of the sale of shares of common stock at vesting of the Restricted Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on the Employee’s behalf pursuant to this authorization) without further consent; or (iv) withholding shares of common stock at vesting of the Restricted Shares.
Depending on the withholding method, the Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Employee will receive a refund of any over-withheld amount in cash and will have no entitlement to the common stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares of common stock, for tax purposes, the Employee is deemed to have been issued the full number of shares of common stock subject to the vested Restricted Shares, notwithstanding that a number of the shares of common stock are held back solely for the purpose of paying the Tax-Related Items.
Finally, the Employee agrees to pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Employee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of common stock, if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items.
Nature of Grant. The following section is added to Section 5 of the Agreement:
In accepting the grant, the Employee acknowledges, understands and agrees that: (1) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan; (2) all decisions with respect to future Restricted Share or other grants, if any, will be at the sole discretion of the Company; (3) the Employee is voluntarily participating in the Plan; (4) the Restricted Shares are not intended to replace any pension rights or compensation; (5) the future value of the underlying shares of common stock is unknown, indeterminable and cannot be predicted with certainty; (6) no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Shares resulting from the termination of the Employee’s employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Employee is employed or the terms of the Employee’s employment agreement, if any), and in consideration of the grant of the Restricted Shares to which the Employee is otherwise not entitled, the Employee irrevocably agrees never to institute any claim against the Company, any of its Subsidiaries or the Employer, waives the Employee’s ability, if any, to bring any such claim, and releases the Company, its Subsidiaries and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Employee shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; (7) for purposes of the Restricted Shares, the Employee’s employment or service relationship will be considered terminated as of the date the Employee is no longer actively providing services to the Company or one of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Employee is employed or providing services or the terms of the Employee’s employment or service agreement, if any) and unless otherwise expressly provided in these terms and conditions or determined by the Company, the Employee’s right to vest in the Restricted Shares under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Employee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Employee is employed or providing services or the terms of the Employee’s employment or service agreement, if any); the Company shall have the exclusive discretion to determine when the Employee is no longer actively providing services for purposes of the Employee’s Restricted Share grant (including whether the Employee may still be considered to be providing services while on an approved leave of absence); (8) unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Shares and the benefits evidenced by these terms and conditions do not create any entitlement to have the Restricted Shares or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; (9) the Restricted Shares and the shares of common stock subject to the Restricted Shares, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; and (10) the Employee acknowledges and agrees that neither the Company, the Employer nor any subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation
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Exhibit 10.27
between the Employee’s local currency and the United States Dollar that may affect the value of the Restricted Shares or of any amounts due to the Employee pursuant to the settlement of the Restricted Shares or the subsequent sale of any shares of common stock acquired upon settlement.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Employee’s participation in the Plan, or the Employee’s acquisition or sale of the underlying shares of common stock. The Employee is hereby advised to consult with the Employee’s own personal tax, legal and financial advisors regarding the Employee’s participation in the Plan before taking any action related to the Plan.
Data Privacy. The Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Employee’s personal data as described in the Agreement and any other Restricted Share grant materials (“Data”) by and among, as applicable, the Employer, the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan.
The Employee understands that the Company and the Employer may hold certain personal information about the Employee, including, but not limited to, the Employee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Shares or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Employee’s favor, for the exclusive purpose of implementing, administering and managing the Plan.
The Employee understands that Data will be transferred to a stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Employee understands that the recipients of the Data may be located in the United States or elsewhere (including outside the EEA), and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Employee’s country. The Employee understands that the Employee may request a list with the names and addresses of any potential recipients of the Data by contacting the Employee’s local human resources representative. The Employee authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Employee’s participation in the Plan. The Employee understands that Data will be held only as long as is necessary to implement, administer and manage the Employee’s participation in the Plan. The Employee understands that the Employee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Employee’s local human resources representative. Further, the Employee understands that the Employee is providing the consents herein on a purely voluntary basis. If the Employee does not consent, or if the Employee later seeks to revoke the Employee’s consent, the Employee’s employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Employee’s consent is that the Company would not be able to grant the Employee Restricted Shares or other equity awards or administer or maintain such awards. Therefore, the Employee understands that refusing or withdrawing the Employee’s consent may affect the Employee’s ability to participate in the Plan. For more information on the consequences of the Employee’s refusal to consent or withdrawal of consent, the Employee understands that the Employee may contact the Employee’s local human resources representative.
Language. If the Employee has received the Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
B.COUNTRY-SPECIFIC ADDITIONAL TERMS AND CONDITIONS AND NOTIFICATIONS
UNITED KINGDOM
See Appendix A-1

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Exhibit 10.27
Appendix A-1

UNITED KINGDOM
TERMS AND CONDITIONS
U.K. Sub-Plan. The terms of the U.K. Sub-plan apply to the grant of Restricted Shares.

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